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                                 EXHIBIT 10.102

               ALLENERGY GAS & ELECTRIC MARKETING COMPANY, L.L.C
                            NATURAL GAS SERVICE TERMS
                                  DATED 5/20/02

These Natural Gas Service Terms ("Service Terms") concern the sale and purchase of natural gas ("gas") and are agreed to by AllEnergy Gas & Electric Marketing Company, L.L.C. ("AllEnergy") and Quaker Fabrics ("Buyer"). Buyer and AllEnergy may be referred to individually as "Party" or collectively as "Parties".

1.   Definitions

     1. "Natural Gas Sales Agreement" ("Agreement") shall mean the attachment which identifies the relevant information, including pricing, term and type of supply, applicable to a specific transaction between AllEnergy and Buyer.

     2. "Full Gas Requirements" shall mean Buyer's total energy usage which could be supplied by AllEnergy under Buyer's local distribution company (LDC) rate schedule specified in the Agreement.

     3.   "Delivery Point(s)" shall mean the city gate(s) of Buyer's LDC.

     4. "Firm Service" shall mean that AllEnergy will deliver or arrange for the delivery of Buyer's Full Gas Requirements to the Delivery Point(s) each and every day during the term of the Agreement. Absent a Force Majeure event or written consent from Buyer, AllEnergy will not have the right to interrupt or reduce the delivery of gas.

     5. "Recallable Service" shall mean that AllEnergy will have the right to interrupt or reduce the delivery of gas to the Delivery Point(s) on a number of days as specified in the Agreement. AllEnergy will deliver or arrange for the delivery of Buyer's Full Gas Requirements to the Delivery Point(s) on all other days during the term of the Agreement.

     6. "Interruptible Service" shall mean that AllEnergy will make best efforts to deliver or arrange for the delivery of Buyer's Full Gas Requirements to the Delivery Point(s) each and every day but maintains the right to interrupt or reduce the delivery of gas on any day during the term of the Agreement.

     7. "Maximum Daily Quantity (MDQ)" shall mean the highest volume of gas to be delivered by AllEnergy on any day during the term of the Agreement.

2. Service - Buyer will purchase its Full Gas Requirements for the accounts listed in the Agreement from AllEnergy at the Delivery Point(s) on a firm, recallable or interruptible basis as specified in the Agreement and defined in Section 1 of these Service Terms. AllEnergy will serve as agent for Buyer in accordance with the policies and procedures of Buyer's LDC in order to provide coordination functions, including, but not limited to, nominating, scheduling and balancing. Buyer will utilize AllEnergy as its sole gas supplier during the term of the Agreement and will not utilize an alternate fuel unless a Force Majeure event occurs or there is an interruption of service by Buyer's LDC or AllEnergy. AllEnergy will be responsible for any and all costs arising out of its failure to fulfill its obligations hereunder, including all costs incurred in enforcing the Agreement as well as penalties imposed by Buyer's LDC for failing to deliver. Buyer will be responsible for any penalties imposed by AllEnergy or Buyer's LDC for failing to purchase and pay for gas as contemplated hereby or to discontinue the use of gas when so advised by AllEnergy or Buyer's LDC. Buyer agrees to continue using gas for all the uses and processes reflected in the historical usage information provided to AllEnergy.

3. Interruption Notice - On any day AllEnergy chooses to interrupt or reduce the delivery of gas in accordance with Recallable or Interruptible Service, AllEnergy will provide notice to Buyer at least twelve (12) hours prior to 8:00 a.m. eastern time on such day.



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4.   Delivery Point, Title and Taxes - AllEnergy will deliver or arrange for the delivery of Buyer's Full Gas Requirements to the Delivery Point(s) indicated in the Agreement. Title will pass from AllEnergy to Buyer at the Delivery Point(s). AllEnergy warrants good title to the gas sold and delivered to Buyer. Buyer will be responsible for all transportation and service charges imposed by Buyer's LDC relative to the delivery of gas from the Delivery Point(s) to Buyer's facilities. The Sales Price listed in the Agreement includes all taxes that are imposed on the gas prior to the Delivery Point(s). All sales, excise or other taxes which are imposed with respect to the sale of gas to Buyer or which are incurred after the Delivery Point(s) will be billed separately to Buyer. If Buyer is exempt from such taxes, Buyer is responsible for identifying and requesting any exemption from the collection of the tax(es) by filing appropriate documentation with AllEnergy.

5. Payment - AllEnergy will bill Buyer each month for all gas delivered for Buyer's accounts listed in the Agreement as well as any penalties or cashouts assessed in accordance with Section 2 of these Service Terms. Bills are due and payable upon receipt. If Buyer fails to pay a bill within ten (10) days of issuance, Buyer will pay accrued interest of 1.5% per month on the unpaid balance. Buyer agrees to pay $10.00 per occurrence for all returned checks, and to reimburse AllEnergy for all costs AllEnergy reasonably incurs to collect past due amounts from Buyer. Subject to applicable regulatory requirements, AllEnergy may terminate Buyer's service without further notice if Buyer fails to pay amounts due in a timely manner, fails to meet AllEnergy's credit requirements and/or seeks protection under any bankruptcy or insolvency laws.

6. Nominations - Six (6) business days prior to the beginning of each month of deliveries during the term of the Agreement, Buyer will notify AllEnergy via fax with Buyer's estimated gas volume requirements for the upcoming month. During each month, Buyer will notify AllEnergy with any significant changes to the original estimate so that deliveries can be adjusted accordingly. AllEnergy will be responsible for any imbalance penalties assessed by Buyer's LDC provided Buyer advises AllEnergy of significant changes to the original usage estimate and such penalties are not a result of Buyer's failure to discontinue the use of gas when so advised by AllEnergy or Buyer's LDC. In no month, shall AllEnergy's obligation to deliver gas to the Delivery Point(s) exceed the MDQ multiplied by the number of days in the month.

7. Force Majeure - In the event that either Party is rendered unable, wholly or in part, to perform its obligations under these Service Terms and/or the Agreement due to events not reasonably anticipated or within the control of either Party, such as, but not limited to, acts of God, government regulations, changes in law or utility practices, tariffs, etc., both Parties agree that such non-performance shall be excused.

8. Assignment - Buyer may assign these Service Terms together with the Agreement to a third party with the prior written consent of AllEnergy. AllEnergy may assign these Service Terms together with the Agreement to a third party with Buyer's prior written consent or to an affiliate without Buyer's consent. Any required consents shall not be withheld unreasonably by either Party.

9. Conflicting Terms and Conditions - If the terms and conditions of the Agreement conflict with these Service Terms, then the Parties will abide by the obligations and responsibilities outlined in the Agreement.

10. Liability - Buyer and AllEnergy agree that any liability to each other will be limited to direct damages. Neither Party will be liable for incidental, consequential, punitive, or indirect damages, lost



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     profits or lost business in tort, contract or otherwise. This limitation excludes claims of gross negligence and/or willful misconduct.

11.  Notices - Notices and correspondence should be sent to:

     AllEnergy                                           Buyer
     ---------                                           -----
     AllEnergy Gas & Electric Marketing Company, L.L.C.  Quaker Fabrics
     95 Sawyer Road                                      941 Grinnell St
     Waltham, MA 02453                                   Fall River, MA  02721
     Telephone: (781) 906-2000                           Attention: Gus Antonucci
     Fax: (781) 906-2001                                 Telephone: 508  678-1951
                                                         Fax: _______________

12. Miscellaneous - These Service Terms together with the Agreement constitute the entire agreement and understanding between Buyer and AllEnergy, and supersede any and all prior agreements or understandings. Neither Party will have any obligation under these Service Terms until an Agreement is executed by Buyer and AllEnergy. Upon execution of the Agreement by both Parties, AllEnergy will be obligated to sell and Buyer will be obligated to purchase gas in accordance with these Service Terms and the Agreement. These Service Terms and the Agreement shall be governed under the internal laws (and not the conflict laws) of the Commonwealth of Massachusetts and may not be amended except by written agreement between both Parties. In the event that any portion of these Service Terms or the Agreement is deemed invalid, void or otherwise unenforceable by a court of law, the remaining portions shall otherwise be fully enforceable. Customer represents and warrants to AllEnergy that the execution, delivery and performance of the Agreement does not conflict with, result in the breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent, or waiver under any contract, agreement, or other arrangement to which Customer is a party or by which Customer is bound.

AllEnergy Gas & Electric Marketing Company, L.L.C.    Buyer:  Quaker Fabrics


By:                                                   By:
   ---------------------------------------               -----------------------
Name:                                                 Name:
     -------------------------------------                 ---------------------
Title: Director - Sales                               Title:
                                                            --------------------
Date:                                                 Date:
     -------------------------------------                  --------------------



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[LOGO OF ALLENERGY]

                           NATURAL GAS SALES AGREEMENT

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1.   Term - This Natural Gas Sales Agreement ("Agreement") shall be in effect for an initial term of Twelve (12) month(s) beginning on November 1, 2002 and concluding on October 1, 2003. It shall continue in effect thereafter for successive one month periods unless either Party provides thirty (30) days written notice to the other Party that the Agreement is not to be extended. Upon or in anticipation of termination or expiration of this Agreement, should Buyer receive a bona fide third party offer for the sale of gas, it will promptly present such offer to AllEnergy which shall have the option to either match the terms of such offer and continue to sell Buyer's requirements of gas, or reject such offer and cease the sale of gas upon the date scheduled for such termination or expiration. Additionally, if during the term of this Agreement, Buyer's LDC, the Public Utility Commission or other applicable regulatory authority implements a change to existing transportation programs that would materially impact AllEnergy's cost of service, AllEnergy will have the right to adjust the sales price either higher or lower.

2. Sales Price - Unless Buyer requests a price to be locked-in for the commodity portion, as detailed in the paragraph below, the price to be paid by Buyer to AllEnergy for all natural gas purchased and sold hereunder during the period of November 1, 2002 through October 1, 2003 at the contractual Delivery Point(s) shall be the sum of the Last Day Settlement Price for Natural Gas on the New York Mercantile Exchange (NYMEX) for each month plus $ 1.12 per dekatherm (dth).

     Buyer shall have the right during the term of this Agreement to lock-in the price for any or all month(s) by notifying AllEnergy of Buyer's desire to do so. In order to lock-in a price for such month(s), Buyer shall provide AllEnergy with a notice which shall identify the month(s) in which Buyer desires to consider a lock-in. AllEnergy will then provide the price that it is willing to lock-in. If Buyer wishes to lock-in at the price quoted by AllEnergy, Buyer shall immediately inform AllEnergy, and AllEnergy will issue a confirming Lock-In Notice, specifying the month(s), volume(s) and price(s), which have been locked-in. Buyer acknowledges and agrees that AllEnergy shall have no obligation to provide a price lock-in if Buyer is not current in payment of AllEnergy invoices or if Buyer fails to meet AllEnergy's credit requirements. It is understood and agreed that Buyer may request a lock-in price up to 12 noon EST of the third business day before expiration of the applicable NYMEX contract otherwise the above indexed pricing (NYMEX plus) mechanism prevails. (Current NYMEX expiration dates will be supplied by AllEnergy upon request.)

3.   Delivery Point - Fall River CityGate

4.   Type of Supply - AllEnergy will provide FIRM Service to the Deliver Point.

5.   Maximum Daily Quantity - ___________________

6.   LDC Rate Schedule - T-53



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7.   Buyer's Facilities

     Facility Name and Address   LDC Account Number   Gas Meter #
     Quaker Fabrics              0810844              26399
     941 Grinnell St
     Fall River, MA 02721

     Facility Name and Address   LDC Account Number   Gas Meter #
     Quaker Fabrics              0000011400           009591
     1450 Brayton Ave
     Fall River, MA 02721

The Natural Gas Service Terms dated 5/20/02 are incorporated herein and are a part of this Agreement.

AllEnergy Gas & Electric Marketing Company, L.L.C.   Buyer:  Quaker Fabrics


By:                                               By:
    -----------------------------------               --------------------------
Name:                                             Name:
      ---------------------------------                 ------------------------
Title: Director - Sales                           Title:
                                                         -----------------------
Date:                                             Date:
      ---------------------------------                 ------------------------

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